Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS THIRD QUARTER NET INCOME OF $89.7 MILLION
Record Quarterly Earnings and EPS

Rockland, Massachusetts (October 15, 2026) - Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2026 third quarter net income of $89.7 million, or $1.90 per diluted share, as compared to 2026 second quarter net income of $81.8 million, or $1.70 per diluted share.

CEO STATEMENT

“In an operating environment with many moving pieces, our disciplined approach and core fundamentals drove a 12% increase in our diluted earnings per share versus the prior quarter results,” said Jeffrey Tengel, Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “I want to thank my colleagues for their steadfast commitment to servicing our customers day in and day out. Our focus on strong community banking drove a 1.42% return on average assets and a 15.43% return on average tangible common equity, as loan and average deposit growth improved, we maintained our net interest margin while growing overall net interest income, credit quality remained stable, expenses were well managed, and we prudently returned excess capital to shareholders.”

FINANCIAL HIGHLIGHTS

•The Company generated a return on average assets and a return on average common equity of 1.42% and 10.13%, respectively, for the third quarter of 2026, as compared to 1.34% and 9.24%, respectively, for the prior quarter.

•The Company repurchased approximately 679,000 shares for $57.4 million during the third quarter of 2026.

•Net interest income increased $9.7 million as compared to the prior quarter.

•The Company’s net interest margin of 3.89% increased 4 basis points compared to the prior quarter, while the adjusted margin remained consistent with the prior quarter at 3.76%(1).

•Deposit balances increased $135.3 million, or 0.7%, to $20.5 billion at September 30, 2026, compared to the prior quarter, with core deposits increasing $232.4 million, or 1.4%, compared to the prior quarter.

•Loan balances of $18.6 billion at September 30, 2026 increased $158.2 million, or 0.9%, compared to the prior quarter.

•Wealth management assets under administration of $9.5 billion at September 30, 2026 increased modestly as compared to June 30, 2026.

•The Company’s third quarter results included $2.2 million in one-time expenses associated with its upcoming core conversion, as compared to $2.1 million of such costs in the prior quarter.

BALANCE SHEET

Total assets of $25.0 billion at September 30, 2026 increased $38.2 million, or 0.2%, compared to the prior quarter.

Total loans of $18.6 billion at September 30, 2026 increased $158.2 million, or 0.9%, compared to the prior quarter:

•The commercial and industrial portfolio grew $49.0 million, or 1.0% (4.1% annualized), despite $11.5 million in runoff attributable to the Company’s strategic exit from the dealer finance business.

•Commercial real estate and construction balances increased $30.8 million, or 0.3%, as robust construction fundings were partially offset by net paydowns of real estate balances.

•The total consumer real estate portfolio increased $80.2 million, or 1.9% (7.6% annualized), fueled by strong home equity demand, with balances up $40.9 million, or 3.0% (12.1% annualized), while residential mortgage balances increased by $39.3 million, or 1.4% (5.4% annualized).

Total deposits increased by $135.3 million, or 0.7%, to $20.5 billion at September 30, 2026, as compared to the prior quarter, while average balances rose by $633.8 million, or 3.2%, for the third quarter:

•Period end deposit growth was fueled primarily by inflows from business and consumer accounts, partially offset by seasonal municipal outflows.

•Overall core deposits comprised 84.6% of total deposits at September 30, 2026, as compared to 84.1% at June 30, 2026.

•Total noninterest bearing demand deposits were 28.1% and 28.0% of total deposits at September 30, 2026 and June 30, 2026, respectively.

•The total cost of deposits rose by 6 basis points to 1.42% as compared to the prior quarter.

Total period end borrowings decreased by $74.3 million, or 10.6%, during the third quarter of 2026, primarily reflecting approximately $100 million in net paydowns on Federal Home Loan Bank borrowings and a $100 million repayment on a working capital line of credit, partially offset by a $125 million term loan advance.

The Company’s total securities portfolio increased by $192.8 million, or 5.8%, to $3.5 billion at September 30, 2026:

•Available for sale purchases totaled $508.2 million during the third quarter and were partially offset by $272.4 million of maturities, calls, and paydowns across the available for sale and held to maturity portfolios during the quarter, as well as $78.4 million of unrealized losses recognized in the available for sale portfolio.

•Total securities represented 14.0% and 13.3% of total assets at September 30, 2026 and June 30, 2026, respectively.

Stockholders’ equity at September 30, 2026 decreased $60.0 million, or 1.7%, compared to June 30, 2026, as strong earnings were offset by the impact of share repurchases, dividends, and unrealized losses on available for sale securities recognized in other comprehensive income during the quarter:

•The Company repurchased approximately 679,000 shares for $57.4 million during the third quarter of 2026 at an average price of $84.60 per share. As of September 30, 2026, the Company had approximately $93 million of remaining repurchase authorization under its previously announced $200 million stock buyback plan adopted as of April 30, 2026.

•The Company’s ratio of common equity to assets of 13.80% at September 30, 2026 represented a decrease of 26 basis points from June 30, 2026.

•The Company’s ratio of tangible common equity to tangible assets of 9.44% at September 30, 2026 represented a decrease of 25 basis points from the prior quarter and a decrease of 31 basis points from the year ago period(1).

•The Company’s book value per share decreased by $0.22, or 0.3%, to $73.54 at September 30, 2026 as compared to the prior quarter, while increasing $2.30 from the year ago period.

•The Company’s tangible book value per share at September 30, 2026 decreased by $0.45, or 0.9%, from the prior quarter to $47.89, and increased by 3.0% from the year ago period(1).

NET INTEREST INCOME

Net interest income of $220.7 million for the third quarter of 2026 increased $9.7 million, or 4.6%, when compared to the prior quarter:

•Average interest-earning assets increased by $514.0 million, as increased deposits were primarily deployed into securities and interest-earning cash.

•The net interest margin of 3.89% increased 4 basis points compared to the prior quarter, as the benefit of asset repricing and a 4 basis point increase in purchase accounting accretion were partially offset by higher deposit costs. Excluding purchase accounting accretion and other non-core items, the adjusted margin of 3.76%(1) remained flat with the prior quarter.

•Total loan yields increased 11 basis points to 5.80% from 5.69%, driven primarily by loan repricing benefit and higher purchase accounting accretion compared to the prior quarter. Excluding purchase accounting accretion and other non-core items, the adjusted loan yield(1) increased 6 basis points during the quarter. Securities yields increased 23 basis points to 3.36% compared to the prior quarter, reflecting the impact of higher-yielding new purchases.

•The Company’s overall cost of funding increased 4 basis points to 1.56% for the third quarter of 2026.

NONINTEREST INCOME

Noninterest income of $41.3 million for the third quarter of 2026 represented a decrease of $1.1 million, or 2.6%, as compared to the prior quarter. Significant changes in noninterest income for the third quarter of 2026 compared to the prior quarter included the following:

•Service charges increased by $555,000, or 5.9%, driven primarily by higher overdraft fees.

•Overall investment and advisory income decreased $463,000, or 3.1%, driven primarily by a decrease in seasonal tax preparation fees compared to the prior quarter. Total assets under administration of $9.5 billion increased by $35.8 million, or 0.4%, as of September 30, 2026 compared to June 30, 2026.

•Mortgage banking income decreased by $243,000, or 20.7%, reflecting decreased saleable volume.

•The Company received proceeds on life insurance policies resulting in gains of $180,000 and $672,000 for the quarters ended September 30, 2026 and June 30, 2026, respectively.

•Loan level derivative income decreased by $518,000, or 39.3%, due primarily to lower demand.

NONINTEREST EXPENSE

Noninterest expense of $138.4 million for the third quarter of 2026 represented a decrease of $1.9 million, or 1.3%, as compared to the prior quarter. Significant changes in noninterest expense for the third quarter of 2026 compared to the prior quarter included the following:

•Salaries and employee benefits increased by $1.3 million, or 1.7%, driven primarily by increased incentive compensation and retirement benefit costs, partially offset by decreased split dollar insurance valuations and medical plan insurance expense.

•Occupancy and equipment expenses decreased by $339,000, or 2.1%, driven primarily by decreases in general maintenance costs, partially offset by increases in office equipment expenses.

•FDIC assessment decreased by $623,000, or 19.7%, reflecting the benefit of a lower assessment rate.
•Other noninterest expense decreased by $1.5 million, or 4.6%, driven primarily by decreases in director equity compensation of $916,000, fraud losses of $579,000, and loan workout costs of $300,000. Other noninterest expense for the third quarter was inclusive of $2.2 million in one-time costs associated with the Company’s upcoming core conversion, as compared to $2.1 million of such costs in the prior quarter.

TAX RATE

The Company’s quarterly effective tax rate remained consistent at 23.31% for the third quarter of 2026, compared to 23.37% for the prior quarter.

ASSET QUALITY

During the third quarter, the Company’s key asset quality activity and metrics were as follows:

•Nonperforming loans increased to $125.7 million at September 30, 2026, as compared to $103.6 million at June 30, 2026, representing 0.68% and 0.56% of total loans, respectively. The increase was driven primarily by one office real estate loan.

•The third quarter provision for credit losses was $6.5 million, as compared to $6.3 million for the prior quarter, driven primarily by a specific reserve allocation on one office real estate loan that migrated to nonperforming status during the quarter.

•Net charge-offs of $1.2 million, representing 0.02% of average loans annualized, remained consistent with the prior quarter.

•Total criticized and classified commercial loans of $550.9 million, or 3.9% of total commercial loans, remained consistent with the prior quarter.

•The allowance for credit losses on total loans increased to $201.2 million at September 30, 2026, compared to $195.9 million at June 30, 2026, and represented 1.08% and 1.06% of total loans at September 30, 2026 and June 30, 2026, respectively.

•Delinquencies as a percentage of total loans increased 30 basis points from the prior quarter to 0.73% at September 30, 2026.

(1)Represents a non-GAAP measure. See Appendices A through C for reconciliation of the corresponding GAAP measures.

CONFERENCE CALL INFORMATION

Jeffrey Tengel, President and Chief Executive Officer, and Mark Ruggiero, Chief Financial Officer and Executive Vice President of Consumer Lending, will host a conference call to discuss third quarter earnings at 10:00 a.m. Eastern Time on Friday, October 16, 2026.

Participants may join the webcast by registering prior to the call via this link: https://events.q4inc.com/attendee/687573325. A replay of the webcast will be made available on the Company’s website at https://indb.rocklandtrust.com by selecting Third Quarter 2026 Earnings Call. The webcast replay will be available until October 16, 2027.

ABOUT INDEPENDENT BANK CORP.

Independent Bank Corp. (Nasdaq Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. With retail branches in Eastern Massachusetts, Worcester County, and Southern New Hampshire, as well as commercial banking and investment management offices in Massachusetts, New Hampshire, and Rhode Island, Rockland Trust offers a wide range of banking, investment, and insurance services to individuals, families, and businesses. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•adverse economic conditions in the regional and local economies within the New England region and the Company’s market area;
•events impacting the financial services industry, including high profile bank failures, and any resulting decreased confidence in banks among depositors, investors, and other counterparties, as well as competition for deposits and significant disruption, volatility and depressed valuations of equity and other securities of banks in the capital markets;
•the effects to the Company of an increasingly competitive labor market, including the possibility that the Company will have to devote significant resources to attract and retain qualified personnel;
•political and policy uncertainties, changes in U.S. and international trade policies, such as tariffs or other factors, and the potential impact of such factors on the Company and its customers, including the potential for decreases in deposits and loan demand, unanticipated loan delinquencies, loss of collateral and decreased service revenues;

•the instability or volatility in financial markets and unfavorable domestic or global general economic, political or business conditions, including international conflicts and hostilities, such as the ongoing conflict involving Israel, the U.S. and Iran;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on the Company’s local economies or the Company’s business caused by adverse weather conditions and natural disasters, changes in climate, public health crises or other external events and any actions taken by governmental authorities in response to any such events;
•adverse changes or volatility in the local real estate market, including limitations on rent growth, increases in operating expenses, reductions in property cash flows, reductions in collateral values, and decreased investor demand, which may be exacerbated by legislative or regulatory actions such as rent control or tenant protection laws;
•changes in interest rates and any resulting impact on interest earning assets and/or interest bearing liabilities, the level of voluntary prepayments on loans and the receipt of payments on mortgage-backed securities, decreased loan demand or increased difficulty in the ability of borrowers to repay variable rate loans;
•risks related to the Company’s acquisition activities, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; impairment of goodwill and/or other intangibles; and the Company’s inability to achieve expected revenues, cost savings, synergies, and other benefits at levels or within the timeframes originally anticipated;
•the effect of laws, regulations, new requirements or expectations, or additional regulatory oversight in the highly regulated financial services industry, and the resulting need to invest in technology to meet heightened regulatory expectations, increased costs of compliance or required adjustments to strategy;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
•higher than expected tax expense, including as a result of failure to comply with general tax laws and changes in tax laws;
•increased competition in the Company’s market areas, including competition that could impact deposit gathering, retention of deposits and the cost of deposits, increased competition due to the demand for innovative products and service offerings, and competition from non-depository institutions which may be subject to fewer regulatory constraints and lower cost structures;
•a deterioration in the conditions of the securities markets;
•a deterioration of the credit rating for U.S. long-term sovereign debt or uncertainties surrounding the federal budget;
•inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery, including any inability to effectively implement new technology-driven products, such as artificial intelligence (“AI”);
•electronic or other fraudulent activity within the financial services industry, especially in the commercial banking sector;
•adverse changes in consumer spending and savings habits;
•the effect of laws and regulations regarding the financial services industry, including the need to invest in technology to meet heightened regulatory expectations or the introduction of new requirements or expectations resulting in increased costs of compliance or required adjustments to strategy;
•changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business and the associated costs of such changes;
•the Company’s potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions and the adequacy of the Company’s reserves and insurance coverage for legal matters;
•changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;
•operational risks related to the Company and its customers’ reliance on information technology; cyber threats, attacks, intrusions, and fraud; and outages or other issues impacting the Company or its third party service providers which could lead to interruptions or disruptions of the Company’s operating systems, including systems that are customer facing, and adversely impact the Company’s business; including the Company’s ability to successfully complete and integrate its core system conversion and to do so within the anticipated timeframe, including its reliance on third-party providers in connection with that conversion, as well as its ability to effectively manage any related operational disruptions, customer impacts, data conversion issues, or related internal control issues;
•risks related to the development and use of AI by the Company, its third-party vendors, clients and counterparties; and
•any unexpected material adverse changes in the Company’s operations or earnings.

The Company cautions readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described above and in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

This press release and the appendices attached to it contain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information may include operating net income and operating earnings per share (“EPS”), operating return on average assets, operating return on average common equity, operating return on average tangible common equity, adjusted net interest margin (“adjusted margin”) and the associated adjusted loan yield (which is calculated by dividing annualized interest income on loans, plus or minus non-core or other adjustments, by average loans), tangible book value per share and the tangible common equity ratio.

Operating net income, operating EPS, operating return on average assets, and operating return on average common equity exclude items that management believes are unrelated to the Company’s core banking business such as merger and acquisition expenses, and other items, if applicable. Management uses operating net income and related ratios and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such items. Management reviews its adjusted margin and adjusted loan yield to determine any items that may impact these metrics that may be one-time in nature or not reflective of the core operating environment, such as significant purchase accounting adjustments or other adjustments such as nonaccrual interest reversals/recoveries and prepayment penalties. Management believes that adjusting for these items to arrive at an adjusted margin and adjusted loan yield provides additional insight into the operating environment and how management decisions impact the net interest margin.

Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders’ equity less goodwill and identifiable intangible assets, or “tangible common equity,” by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by “tangible assets,” defined as total assets less goodwill and other intangibles), and return on average tangible common equity (which is computed by dividing net income by average tangible common equity). The Company has included information on tangible book value per share, the tangible common equity ratio and return on average tangible common equity because management believes that investors may find it useful to have access to the same analytical tools used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating net income, operating EPS, operating return on average assets, operating return on average common equity, adjusted margin and associated adjusted loan yield, tangible book value per share and the tangible common equity ratio, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Jeffrey Tengel
President and Chief Executive Officer
(781) 982-6144

Mark J. Ruggiero
Chief Financial Officer and
Executive Vice President of Consumer Lending
(781) 982-6281

Investor Relations:
Gerry Cronin
Director of Investor Relations
(774) 363-9872
Gerard.Cronin@rocklandtrust.com

Category: Earnings Releases

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	September 30 2026	June 30 2026	September 30 2025	Sept 2026 vs.	Sept 2026 vs.
				Jun 2026	Sept 2025
Assets
Cash and due from banks	$244,167	$251,971	$203,388	(3.10)%	20.05%
Interest-earning deposits with banks	415,213	749,255	707,408	(44.58)%	(41.31)%
Securities
Trading	4,897	4,835	4,611	1.28%	6.20%
Equities	21,315	21,602	21,567	(1.33)%	(1.17)%
Available for sale	2,316,597	2,075,972	1,941,220	11.59%	19.34%
Held to maturity	1,162,758	1,210,310	1,357,617	(3.93)%	(14.35)%
Total securities	3,505,567	3,312,719	3,325,015	5.82%	5.43%
Loans held for sale	10,865	21,982	17,052	(50.57)%	(36.28)%
Loans
Commercial and industrial	4,779,871	4,730,827	4,532,294	1.04%	5.46%
Commercial real estate	7,859,681	7,944,099	8,241,458	(1.06)%	(4.63)%
Commercial construction	1,579,695	1,464,449	1,439,876	7.87%	9.71%
Total commercial	14,219,247	14,139,375	14,213,628	0.56%	0.04%
Residential real estate	2,909,596	2,870,277	2,917,101	1.37%	(0.26)%
Home equity	1,383,719	1,342,797	1,284,139	3.05%	7.75%
Total consumer real estate	4,293,315	4,213,074	4,201,240	1.90%	2.19%
Other consumer	40,014	41,878	37,575	(4.45)%	6.49%
Total loans	18,552,576	18,394,327	18,452,443	0.86%	0.54%
Less: allowance for credit losses	(201,238)	(195,899)	(190,476)	2.73%	5.65%
Net loans	18,351,338	18,198,428	18,261,967	0.84%	0.49%
Federal Home Loan Bank stock	9,527	13,631	21,835	(30.11)%	(56.37)%
Bank premises and equipment, net	218,521	217,877	221,165	0.30%	(1.20)%
Goodwill	1,090,610	1,090,610	1,090,610	—%	—%
Other intangible assets	113,668	119,896	140,632	(5.19)%	(19.17)%
Cash surrender value of life insurance policies	383,634	381,230	376,163	0.63%	1.99%
Other assets	668,989	616,295	628,004	8.55%	6.53%
Total assets	$25,012,099	$24,973,894	$24,993,239	0.15%	0.08%
Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing demand deposits	$5,760,506	$5,709,647	$5,635,911	0.89%	2.21%
Savings and interest checking	6,450,241	6,503,521	6,492,791	(0.82)%	(0.66)%
Money market	5,164,326	4,929,495	4,747,179	4.76%	8.79%
Time certificates of deposit	3,152,352	3,249,455	3,419,988	(2.99)%	(7.83)%
Total deposits	20,527,425	20,392,118	20,295,869	0.66%	1.14%
Borrowings
Federal Home Loan Bank and other borrowings	117,246	216,719	416,240	(45.90)%	(71.83)%
Line of credit, net	—	124,984	—	(100.00)%	nm
Long-term borrowings, net	149,938	—	—	100.00%	100.00%
Junior subordinated debentures, net	62,864	62,864	62,862	—%	—%
Subordinated debentures, net	297,106	296,898	296,275	0.07%	0.28%
Total borrowings	627,154	701,465	775,377	(10.59)%	(19.12)%
Total deposits and borrowings	21,154,579	21,093,583	21,071,246	0.29%	0.40%
Other liabilities	405,184	367,948	375,106	10.12%	8.02%
Total liabilities	21,559,763	21,461,531	21,446,352	0.46%	0.53%
Stockholders’ equity
Common stock	467	473	495	(1.27)%	(5.66)%

Additional paid in capital	2,146,353	2,201,250	2,371,111	(2.49)%	(9.48)%
Retained earnings	1,429,011	1,369,306	1,222,843	4.36%	16.86%
Accumulated other comprehensive loss, net of tax	(123,495)	(58,666)	(47,562)	110.51%	159.65%
Total stockholders’ equity	3,452,336	3,512,363	3,546,887	(1.71)%	(2.67)%
Total liabilities and stockholders’ equity	$25,012,099	$24,973,894	$24,993,239	0.15%	0.08%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	September 30 2026	June 30 2026	September 30 2025	Sept 2026 vs.	Sept 2026 vs.
				Jun 2026	Sept 2025
Interest income
Interest on federal funds sold and short-term investments	$6,021	$2,633	$7,245	128.67%	(16.89)%
Interest and dividends on securities	29,591	26,200	23,511	12.94%	25.86%
Interest and fees on loans	268,527	260,249	263,772	3.18%	1.80%
Interest on loans held for sale	251	210	225	19.52%	11.56%
Total interest income	304,390	289,292	294,753	5.22%	3.27%
Interest expense
Interest on deposits	73,584	67,641	80,739	8.79%	(8.86)%
Interest on borrowings	10,145	10,724	10,670	(5.40)%	(4.92)%
Total interest expense	83,729	78,365	91,409	6.84%	(8.40)%
Net interest income	220,661	210,927	203,344	4.61%	8.52%
Provision for credit losses	6,500	6,250	38,519	4.00%	(83.13)%
Net interest income after provision for credit losses	214,161	204,677	164,825	4.63%	29.93%
Noninterest income
Deposit account fees	9,948	9,393	8,847	5.91%	12.44%
Interchange and ATM fees	5,719	5,686	5,989	0.58%	(4.51)%
Investment management and advisory	14,498	14,961	13,652	(3.09)%	6.20%
Mortgage banking income	931	1,174	1,444	(20.70)%	(35.53)%
Increase in cash surrender value of life insurance policies	2,739	2,636	2,629	3.91%	4.18%
Gain on life insurance benefits	180	672	—	(73.21)%	100.00%
Loan level derivative income	799	1,317	1,224	(39.33)%	(34.72)%
Other noninterest income	6,473	6,552	6,613	(1.21)%	(2.12)%
Total noninterest income	41,287	42,391	40,398	(2.60)%	2.20%
Noninterest expenses
Salaries and employee benefits	80,408	79,088	81,132	1.67%	(0.89)%
Occupancy and equipment expenses	15,831	16,170	14,975	(2.10)%	5.72%
Data processing and facilities management	3,035	3,208	2,788	(5.39)%	8.86%
FDIC assessment	2,535	3,158	3,080	(19.73)%	(17.69)%
Amortization of intangible assets	6,227	6,791	7,315	(8.31)%	(14.87)%
Merger and acquisition expense	—	—	23,893	nm	(100.00)%
Other noninterest expenses	30,384	31,857	27,653	(4.62)%	9.88%
Total noninterest expenses	138,420	140,272	160,836	(1.32)%	(13.94)%
Income before income taxes	117,028	106,796	44,387	9.58%	163.65%
Provision for income taxes	27,279	24,958	10,125	9.30%	169.42%
Net Income	$89,749	$81,838	$34,262	9.67%	161.95%

Weighted average common shares (basic)	47,229,350	48,054,411	49,934,574

Common share equivalents	27,262	22,344	22,433
Weighted average common shares (diluted)	47,256,612	48,076,755	49,957,007

Basic earnings per share	$1.90	$1.70	$0.69	11.76%	175.36%
Diluted earnings per share	$1.90	$1.70	$0.69	11.76%	175.36%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net income	$89,749	$81,838	$34,262
Provision for non-PCD acquired loans	—	—	34,519
Noninterest expense components
Add - merger and acquisition expenses	—	—	23,893
Noncore increases to income before taxes	—	—	58,412
Net taxes associated with noncore items (1)	—	—	(15,320)
Noncore increases to net income	—	—	43,092
Operating net income (Non-GAAP)	$89,749	$81,838	$77,354	9.67%	16.02%

Diluted earnings per share, on an operating basis (Non-GAAP)	$1.90	$1.70	$1.55	11.76%	22.58%

(1) The net taxes associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.89%	3.85%	3.62%
Return on average assets (calculated by dividing annualized net income by average assets) (GAAP)	1.42%	1.34%	0.55%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing annualized operating net income by average assets)	1.42%	1.34%	1.23%
Return on average common equity (calculated by dividing annualized net income by average common equity) (GAAP)	10.13%	9.24%	3.82%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing annualized operating net income by average common equity)	10.13%	9.24%	8.63%
Return on average tangible common equity (Non-GAAP) (calculated by dividing annualized net income by average tangible common equity)	15.43%	14.05%	5.85%
Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing annualized operating net income by average tangible common equity)	15.43%	14.05%	13.22%
Noninterest income as a % of total revenue (GAAP) (calculated by dividing total noninterest income by net interest income plus total noninterest income)	15.76%	16.73%	16.57%
Noninterest income as a % of total revenue on an operating basis (Non-GAAP) (calculated by dividing total noninterest income on an operating basis by net interest income plus total noninterest income)	15.76%	16.73%	16.57%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	52.84%	55.37%	65.99%
Efficiency ratio on an operating basis (Non-GAAP) (calculated by dividing total noninterest expense on an operating basis by total revenue)	52.84%	55.37%	56.18%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Nine Months Ended
			% Change
	September 30 2026	September 30 2025	Sept 2026 vs.
			Sept 2025

Interest income
Interest on federal funds sold and short-term investments	$12,311	$13,076	(5.85)%
Interest and dividends on securities	81,165	54,689	48.41%
Interest and fees on loans	789,758	656,643	20.27%
Interest on loans held for sale	713	457	56.02%
Total interest income	883,947	724,865	21.95%
Interest expense
Interest on deposits	208,160	200,018	4.07%
Interest on borrowings	31,739	28,502	11.36%
Total interest expense	239,899	228,520	4.98%
Net interest income	644,048	496,345	29.76%
Provision for credit losses	18,250	60,719	(69.94)%
Net interest income after provision for credit losses	625,798	435,626	43.65%
Noninterest income
Deposit account fees	28,590	23,041	24.08%
Interchange and ATM fees	16,423	15,608	5.22%
Investment management and advisory	43,624	36,252	20.34%
Mortgage banking income	3,375	3,257	3.62%
Increase in cash surrender value of life insurance policies	8,087	6,732	20.13%
Gain on life insurance benefits	1,198	1,650	(27.39)%
Loan level derivative income	3,026	2,332	29.76%
Other noninterest income	19,616	18,373	6.77%
Total noninterest income	123,939	107,245	15.57%
Noninterest expenses
Salaries and employee benefits	240,233	205,919	16.66%
Occupancy and equipment expenses	49,307	41,992	17.42%
Data processing and facilities management	9,502	8,213	15.69%
FDIC assessment	9,021	8,441	6.87%
Amortization of intangible assets	19,908	9,856	101.99%
Merger and acquisition expense	3,024	27,287	(88.92)%
Other noninterest expenses	90,615	73,804	22.78%
Total noninterest expenses	421,610	375,512	12.28%
Income before income taxes	328,127	167,359	96.06%
Provision for income taxes	76,621	37,572	103.93%
Net Income	$251,506	$129,787	93.78%

Weighted average common shares (basic)	48,078,231	45,063,324
Common share equivalents	26,430	20,646
Weighted average common shares (diluted)	48,104,661	45,083,970

Basic earnings per share	$5.23	$2.88	81.60%
Diluted earnings per share	$5.23	$2.88	81.60%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net Income	$251,506	$129,787
Provision for non-PCD acquired loans	—	34,519
Noninterest expense components
Add - merger and acquisition expenses	3,024	27,287

Noncore increases to income before taxes	3,024	61,806
Net taxes associated with noncore items (1)	(830)	(15,913)
Add - adjustment for tax effect of previously incurred merger and acquisition expenses	—	381
Total tax impact	(830)	(15,532)
Noncore increases to net income	2,194	46,274
Operating net income (Non-GAAP)	$253,700	$176,061	44.10%

Diluted earnings per share, on an operating basis (Non-GAAP)	$5.27	$3.91	34.78%

(1) The net taxes associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.88%	3.49%
Return on average assets (GAAP) (calculated by dividing net income by average assets)	1.36%	0.81%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing operating net income by average assets)	1.37%	1.10%
Return on average common equity (GAAP) (calculated by dividing net income by average common equity)	9.47%	5.39%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing operating net income by average common equity)	9.55%	7.31%
Return on average tangible common equity (Non-GAAP) (calculated by dividing net income by average tangible common equity)	14.38%	8.09%
Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing operating net income by average tangible common equity)	14.51%	10.98%
Noninterest income as a % of total revenue (GAAP) (calculated by dividing total noninterest income by net interest income plus total noninterest income)	16.14%	17.77%
Noninterest income as a % of total revenue on an operating basis (Non-GAAP) (calculated by dividing total noninterest income on an operating basis by net interest income plus total noninterest income)	16.14%	17.77%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	54.90%	62.21%
Efficiency ratio on an operating basis (Non-GAAP) (calculated by dividing total noninterest expense on an operating basis by total revenue)	54.50%	57.69%
nm = not meaningful

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	September 30 2026	June 30 2026	September 30 2025
Nonperforming loans
Commercial & industrial loans	$10,886	$9,204	$23,173
Commercial real estate loans	85,314	64,544	29,216
Commercial construction loans	2,569	2,925	15,516
Residential real estate loans	21,684	20,305	14,406
Home equity	5,249	6,648	4,244
Other consumer	12	16	42
Total nonperforming loans	125,714	103,642	86,597
Other real estate owned	455	206	2,100
Total nonperforming assets	$126,169	$103,848	$88,697

Nonperforming loans/gross loans	0.68%	0.56%	0.47%
Nonperforming assets/total assets	0.50%	0.42%	0.35%
Allowance for credit losses/nonperforming loans	160.08%	189.02%	219.96%
Allowance for credit losses/total loans	1.08%	1.06%	1.03%
Delinquent loans/total loans	0.73%	0.43%	0.49%

	Nonperforming Assets Reconciliation for the Three Months Ended
	September 30 2026	June 30 2026	September 30 2025

Nonperforming assets beginning balance	$103,848	$98,743	$58,317
Enterprise nonperforming assets at July 1, 2025	—	—	24,487
New to nonperforming	31,105	28,377	16,767
Loans charged-off	(1,716)	(1,865)	(2,670)
Loans paid-off	(6,542)	(18,701)	(6,983)
Loans transferred to other real estate owned	(250)	—	—
Loans restored to performing status	(629)	(831)	(1,404)
New to other real estate owned	250	206	—
Sale of other real estate owned	—	(2,100)	—
Other	103	19	183
Nonperforming assets ending balance	$126,169	$103,848	$88,697

	Net Charge-Offs (Recoveries)
	Three Months Ended			Nine Months Ended
	September 30 2026	June 30 2026	September 30 2025	September 30 2026	September 30 2025
Net charge-offs (recoveries)
Commercial and industrial loans	$228	$464	$1,178	$1,003	$4,123
Commercial real estate loans	—	58	21	4,092	43,364
Commercial construction	498	—	—	498	—
Home equity	(12)	(43)	(12)	(67)	17
Other consumer	447	432	649	1,363	1,743
Total net charge-offs	$1,161	$911	$1,836	$6,889	$49,247

Net charge-offs to average loans (annualized)	0.02%	0.02%	0.04%	0.05%	0.42%

BALANCE SHEET AND CAPITAL RATIOS
	September 30 2026	June 30 2026	September 30 2025
Gross loans/total deposits	90.38%	90.20%	90.92%
Common equity tier 1 capital ratio (1)	12.69%	12.81%	12.84%
Tier 1 leverage capital ratio (1)	10.01%	10.20%	10.11%
Common equity to assets ratio GAAP	13.80%	14.06%	14.19%
Tangible common equity to tangible assets ratio (2)	9.44%	9.69%	9.75%
Book value per share GAAP	$73.54	$73.76	$71.24
Tangible book value per share (2)	$47.89	$48.34	$46.51
(1) Estimated number for September 30, 2026.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$662,081	$6,021	3.61%	$304,850	$2,633	3.46%	$688,394	$7,245	4.18%
Securities
Securities - trading	4,990	—	—%	5,549	—	—%	4,613	—	—%
Securities - taxable investments	3,479,239	29,492	3.36%	3,344,236	26,098	3.13%	3,253,928	23,303	2.84%
Securities - nontaxable investments (1)	9,942	126	5.03%	10,334	129	5.01%	34,803	263	3.00%
Total securities	$3,494,171	$29,618	3.36%	$3,360,119	$26,227	3.13%	$3,293,344	$23,566	2.84%
Loans held for sale	17,536	251	5.68%	15,109	210	5.57%	15,632	225	5.71%
Loans
Commercial and industrial (1)	4,739,532	74,833	6.26%	4,684,134	72,323	6.19%	4,485,053	70,869	6.27%
Commercial real estate (1)	7,914,965	113,376	5.68%	8,096,126	111,044	5.50%	8,270,774	112,855	5.41%
Commercial construction (1)	1,532,316	25,710	6.66%	1,455,154	24,051	6.63%	1,446,615	24,750	6.79%
Total commercial	14,186,813	213,919	5.98%	14,235,414	207,418	5.84%	14,202,442	208,474	5.82%
Residential real estate	2,886,974	34,569	4.75%	2,849,629	33,774	4.75%	2,913,749	34,813	4.74%
Home equity	1,361,625	20,873	6.08%	1,327,930	19,847	5.99%	1,275,945	21,173	6.58%
Total consumer real estate	4,248,599	55,442	5.18%	4,177,559	53,621	5.15%	4,189,694	55,986	5.30%
Other consumer	39,904	618	6.14%	42,086	667	6.36%	40,726	644	6.27%
Total loans	$18,475,316	$269,979	5.80%	$18,455,059	$261,706	5.69%	$18,432,862	$265,104	5.71%
Total interest-earning assets	$22,649,104	$305,869	5.36%	$22,135,137	$290,776	5.27%	$22,430,232	$296,140	5.24%
Cash and due from banks	243,098			226,735			214,626
Federal Home Loan Bank stock	13,051			16,942			22,206
Other assets	2,205,241			2,196,868			2,263,385
Total assets	$25,110,494			$24,575,682			$24,930,449
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$6,502,323	$17,517	1.07%	$6,318,590	$16,121	1.02%	$6,333,611	$18,927	1.19%
Money market	5,133,027	29,370	2.27%	4,830,122	25,328	2.10%	4,749,763	30,019	2.51%
Time deposits	3,204,614	26,697	3.31%	3,231,355	26,192	3.25%	3,466,139	31,793	3.64%
Total interest-bearing deposits	$14,839,964	$73,584	1.97%	$14,380,067	$67,641	1.89%	$14,549,513	$80,739	2.20%
Borrowings
Federal Home Loan Bank and other borrowings	200,435	1,888	3.74%	296,624	2,780	3.76%	416,074	3,946	3.76%
Line of Credit	123,904	1,700	5.44%	104,096	1,423	5.48%	—	—	—%
Long-term borrowings	1,359	20	5.84%	—	—	—%	—	—	—%
Junior subordinated debentures	62,864	892	5.63%	62,863	876	5.59%	62,861	981	6.19%
Subordinated debentures	296,995	5,645	7.54%	296,778	5,645	7.63%	305,280	5,743	7.46%
Total borrowings	$685,557	$10,145	5.87%	$760,361	$10,724	5.66%	$784,215	$10,670	5.40%
Total interest-bearing liabilities	$15,525,521	$83,729	2.14%	$15,140,428	$78,365	2.08%	$15,333,728	$91,409	2.37%

Noninterest-bearing demand deposits	5,726,231			5,552,302			5,699,765
Other liabilities	344,041			332,250			339,116
Total liabilities	$21,595,793			$21,024,980			$21,372,609
Stockholders’ equity	3,514,701			3,550,702			3,557,840
Total liabilities and stockholders’ equity	$25,110,494			$24,575,682			$24,930,449

Net interest income		$222,140			$212,411			$204,731

Interest rate spread (2)			3.22%			3.19%			2.87%

Net interest margin (3)			3.89%			3.85%			3.62%

Supplemental Information
Total deposits, including demand deposits	$20,566,195	$73,584		$19,932,369	$67,641		$20,249,278	$80,739
Cost of total deposits			1.42%			1.36%			1.58%
Total funding liabilities, including demand deposits	$21,251,752	$83,729		$20,692,730	$78,365		$21,033,493	$91,409
Cost of total funding liabilities			1.56%			1.52%			1.72%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis was $1.5 million for each of the three months ended September 30, 2026 and June 30, 2026, respectively, and $1.4 million for the three months ended September 30, 2025, determined by applying the Company’s marginal tax rates in effect during each respective quarter.

(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

	Nine Months Ended
	September 30, 2026			September 30, 2025
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
Interest-earning assets
Interest earning deposits with banks, federal funds sold, and short term investments	$461,724	$12,311	3.56%	$413,974	$13,076	4.22%
Securities
Securities - trading	5,215	—	—%	4,641	—	—%
Securities - taxable investments	3,383,473	80,850	3.19%	2,914,567	54,478	2.50%
Securities - nontaxable investments (1)	10,631	399	5.02%	11,858	266	3.00%
Total securities	$3,399,319	$81,249	3.20%	$2,931,066	$54,744	2.50%
Loans held for sale	17,373	713	5.49%	10,656	457	5.73%
Loans
Commercial and industrial (1)	4,676,906	217,582	6.22%	3,704,506	173,050	6.25%
Commercial real estate (1)	8,082,586	336,886	5.57%	7,254,708	286,037	5.27%
Commercial construction (1)	1,464,385	73,687	6.73%	1,016,344	51,683	6.80%
Total commercial	14,223,877	628,155	5.90%	11,975,558	510,770	5.70%
Residential real estate	2,864,503	103,846	4.85%	2,618,320	90,608	4.63%
Home equity	1,330,144	60,149	6.05%	1,192,583	57,091	6.40%
Total consumer real estate	4,194,647	163,995	5.23%	3,810,903	147,699	5.18%
Other consumer	41,913	1,949	6.22%	38,406	1,819	6.33%
Total loans	$18,460,437	$794,099	5.75%	$15,824,867	$660,288	5.58%
Total interest-earning assets	$22,338,853	$888,372	5.32%	$19,180,563	$728,565	5.08%
Cash and due from banks	232,671			202,833
Federal Home Loan Bank stock	16,795			24,231
Other assets	2,209,365			1,990,792
Total assets	$24,797,684			$21,398,419
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$6,385,424	$49,521	1.04%	$5,594,350	$51,642	1.23%
Money market	4,942,753	79,370	2.15%	3,746,995	66,819	2.38%
Time deposits	3,234,831	79,269	3.28%	2,967,856	81,557	3.67%
Total interest-bearing deposits	$14,563,008	$208,160	1.91%	$12,309,201	$200,018	2.17%
Borrowings
Federal Home Loan Bank and other borrowings	291,716	8,263	3.79%	464,910	13,745	3.95%
Line of Credit	94,389	3,878	5.49%	—	—	—%
Long-term borrowings	458	20	5.84%	—	—	—%
Junior subordinated debentures	62,863	2,642	5.62%	62,861	2,931	6.23%
Subordinated debentures	296,784	16,936	7.63%	209,275	11,826	7.56%
Total borrowings	$746,210	$31,739	5.69%	$737,046	$28,502	5.17%
Total interest-bearing liabilities	$15,309,218	$239,899	2.10%	$13,046,247	$228,520	2.34%
Noninterest-bearing demand deposits	5,593,126			4,810,799
Other liabilities	343,357			320,237
Total liabilities	$21,245,701			$18,177,283
Stockholders’ equity	3,551,983			3,221,136

Total liabilities and stockholders’ equity	$24,797,684			$21,398,419

Net interest income		$648,473			$500,045

Interest rate spread (2)			3.22%			2.74%

Net interest margin (3)			3.88%			3.49%

Supplemental Information
Total deposits, including demand deposits	$20,156,134	$208,160		$17,120,000	$200,018
Cost of total deposits			1.38%			1.56%
Total funding liabilities, including demand deposits	$20,902,344	$239,899		$17,857,046	$228,520
Cost of total funding liabilities			1.53%			1.71%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis was $4.4 million and $3.7 million for the nine months ended September 30, 2026 and 2025, respectively.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

Certain amounts in prior year financial statements have been reclassified to conform to the current year’s presentation.

APPENDIX A: NON-GAAP Reconciliation of Balance Sheet Metrics
(Unaudited, dollars in thousands, except per share data)

    The following table summarizes the calculation of the Company’s tangible common equity to tangible assets ratio and tangible book value per share, at the dates indicated:

	September 30 2026	June 30 2026	September 30 2025
Tangible common equity	(Dollars in thousands, except per share data)
Stockholders’ equity (GAAP)	$3,452,336	$3,512,363	$3,546,887	(a)
Less: Goodwill and other intangibles	1,204,278	1,210,506	1,231,242
Tangible common equity (Non-GAAP)	$2,248,058	$2,301,857	$2,315,645	(b)
Tangible assets
Assets (GAAP)	$25,012,099	$24,973,894	$24,993,239	(c)
Less: Goodwill and other intangibles	1,204,278	1,210,506	1,231,242
Tangible assets (Non-GAAP)	$23,807,821	$23,763,388	$23,761,997	(d)

Common Shares	46,944,467	47,618,626	49,787,305	(e)

Common equity to assets ratio (GAAP)	13.80%	14.06%	14.19%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	9.44%	9.69%	9.75%	(b/d)
Book value per share (GAAP)	$73.54	$73.76	$71.24	(a/e)
Tangible book value per share (Non-GAAP)	$47.89	$48.34	$46.51	(b/e)

APPENDIX B: Non-GAAP Reconciliation of Earnings Metrics

The following table summarizes the impact of noncore items on the Company’s calculation of noninterest income and noninterest expense, the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio, as well as the average tangible common equity used to calculate return on average tangible common equity and operating return on tangible common equity for the periods indicated, and the average assets used to calculate return on average assets and operating return on average assets:

(Unaudited, dollars in thousands)	Three Months Ended			Nine Months Ended
	September 30 2026	June 30 2026	September 30 2025	September 30 2026	September 30 2025
Net interest income (GAAP)	$220,661	$210,927	$203,344	$644,048	$496,345

Noninterest income (GAAP)	$41,287	$42,391	$40,398	$123,939	$107,245

Total revenue (GAAP)	$261,948	$253,318	$243,742	$767,987	$603,590

Noninterest expense (GAAP)	$138,420	$140,272	$160,836	$421,610	$375,512
Less:
Merger and acquisition expense	—	—	23,893	3,024	27,287
Noninterest expense on an operating basis (Non-GAAP)	$138,420	$140,272	$136,943	$418,586	$348,225

Average assets	$25,110,494	$24,575,682	$24,930,449	$24,797,684	$21,398,419

Average common equity (GAAP)	$3,514,701	$3,550,702	$3,557,840	$3,551,983	$3,221,136
Less: Average goodwill and other intangibles	1,207,596	1,214,434	1,236,109	1,214,360	1,076,960
Average tangible common equity (Non-GAAP)	$2,307,105	$2,336,268	$2,321,731	$2,337,623	$2,144,176

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP)
Net income (GAAP)	$89,749	$81,838	$34,262	$251,506	$129,787
Provision for non-PCD acquired loans	—	—	34,519	—	34,519
Noninterest expense components
Add - merger and acquisition expenses	—	—	23,893	3,024	27,287
Noncore increases to income before taxes	—	—	58,412	3,024	61,806
Net taxes associated with noncore items (1)	—	—	(15,320)	(830)	(15,913)
Add - adjustment for tax effect of previously incurred merger and acquisition expenses	—	—	—	—	381
Total tax impact	—	—	(15,320)	(830)	(15,532)
Noncore increases to net income	—	—	43,092	2,194	46,274
Operating net income (Non-GAAP)	$89,749	$81,838	$77,354	$253,700	$176,061

(1) The net taxes associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

Ratios
Return on average assets (GAAP) (calculated by dividing annualized net income by average assets)	1.42%	1.34%	0.55%	1.36%	0.81%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing annualized operating net income by average assets)	1.42%	1.34%	1.23%	1.37%	1.10%
Return on average common equity (GAAP) (calculated by dividing annualized net income by average common equity)	10.13%	9.24%	3.82%	9.47%	5.39%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing annualized operating net income by average common equity)	10.13%	9.24%	8.63%	9.55%	7.31%
Return on average tangible common equity (Non-GAAP) (calculated by dividing annualized net income by average tangible common equity)	15.43%	14.05%	5.85%	14.38%	8.09%

Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing annualized operating net income by average tangible common equity)	15.43%	14.05%	13.22%	14.51%	10.98%
Noninterest income as a % of total revenue (GAAP) (calculated by dividing total noninterest income by total revenue)	15.76%	16.73%	16.57%	16.14%	17.77%
Noninterest income as a % of total revenue on an operating basis (Non-GAAP) (calculated by dividing total noninterest income on an operating basis by total revenue)	15.76%	16.73%	16.57%	16.14%	17.77%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	52.84%	55.37%	65.99%	54.90%	62.21%
Efficiency ratio on an operating basis (Non-GAAP) (calculated by dividing total noninterest expense on an operating basis by total revenue)	52.84%	55.37%	56.18%	54.50%	57.69%

APPENDIX C: Net Interest Margin Analysis & Non-GAAP Reconciliation of Adjusted Margin

(Unaudited, dollars in thousands)	Three Months Ended
	September 30, 2026			June 30, 2026
	Volume	Interest	Margin Impact	Volume	Interest	Margin Impact
Reported total interest earning assets	$22,649,104	$222,140	3.89%	$22,135,137	$212,411	3.85%
Acquisition fair value marks:
Loan accretion		(6,800)	(0.12)%		(4,439)	(0.08)%

Nonaccrual interest, net		(516)	(0.01)%		143	—%

Other adjustments	(1,308)	(243)	—%	(1,453)	(497)	(0.01)%

Adjusted margin (Non-GAAP)	$22,647,796	$214,581	3.76%	$22,133,684	$207,618	3.76%